As filed with the Securities and Exchange Commission on June 26, 2008
Registration No. 333-07664

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

ASE TEST LIMITED
(Exact name of registrant as specified in its charter)

Republic of Singapore	N/A
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

10 West Fifth Street
Nantze Export Processing Zone
Kaohsiung, Taiwan
Republic of China
(Address of principal executive offices)

1997 Share Option Plan
(Full title of the plan)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
(302) 738-6680
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-Accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registration Statement on Form S-8 (No. 333-07664) (the “Registration Statement”) filed by ASE Test Limited ( “ASE Test”) with the Securities and Exchange Commission (the “SEC”) on September 25, 1997, registering 800,000 shares of ASE Test ordinary shares (“ASE Test Ordinary Shares”) to be issued pursuant to ASE Test’s 1997 Share Option Plan.

On September 4, 2007, Advanced Semiconductor Engineering, Inc. (“ASE Inc.”) and ASE Test entered into an agreement pursuant to which ASE Inc. agreed to acquire the ordinary shares of ASE Test by way of a scheme of arrangement under Singapore law (the “Scheme”).  The Scheme became effective on May 30, 2008, and payments for the acquisition of the ordinary shares of ASE Test were made on or about June 5, 2008 and June 6, 2008, in accordance with the Singapore law requirement that payments be made within 10 calendar days after the effective date of the Scheme.  Immediately prior to the effectiveness of the Scheme, ASE Inc. owned approximately 50.3% of the outstanding ordinary shares of ASE Test.  As a result of the Scheme, ASE Test became an indirect wholly owned subsidiary of ASE Inc.

In accordance with the undertaking made by ASE Test in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offering, ASE Test hereby removes from registration all securities of ASE Test registered under the Registration Statement which remain unsold as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, ASE Test, the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei, Taiwan, Republic of China, on June 26, 2008.

ASE Test Limited
By:	/s/ Kenneth S. Hsiang
	Name:	Kenneth S. Hsiang
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jason C.S. Chang Jason C.S. Chang	Chairman, Chief Executive Officer and Director (principal executive officer)	June 26, 2008
/s/ Richard H.P. Chang Richard H.P. Chang	Vice Chairman and Director	June 26, 2008
/s/ Raymond Lo Raymond Lo	President and Director	June 26, 2008
/s/ Kenneth S. Hsiang Kenneth S. Hsiang	Chief Financial Officer (principal financial officer and principal accounting officer)	June 26, 2008
/s/ Joseph Tung Joseph Tung	Director	June 26, 2008
/s/ Jeffrey Chen Jeffrey Chen	Director	June 26, 2008
/s/ Freddie Liu Freddie Liu	Director	June 26, 2008
/s/ Chin Ko-Chien Chin Ko-Chien	Director	June 26, 2008
/s/ Alan Cheng Alan Cheng	Director	June 26, 2008
/s/ Sim Guan Seng Sim Guan Seng	Director	June 26, 2008
/s/ Albert C.S. Yu Albert C.S. Yu	Director	June 26, 2008
/s/ David D.H. Tsang David D.H. Tsang	Director	June 26, 2008

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative of ASE Test, the registrant, in the United States has signed this Post-Effective Amendment No. 1 to the Registration Statement in Newark, Delaware, on June 26, 2008.

PUGLISI & ASSOCIATES
By:	/s/ Donald Puglisi
	Name:	Donald Puglisi
	Title:	Managing Director